UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2014

John Bean Technologies Corporation (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34036 (Commission File Number)	91-1650317 (IRS Employer Identification No.)

70 West Madison Street Chicago, Illinois 60602 (Address of Principal executive offices, including Zip Code)

(312) 861-5900 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)     On January 9, 2014, the Board of Directors appointed Brian A. Deck to the position of Vice President and Chief Financial Officer of the Company, effective February 3, 2014. Mr. Deck, 45, served as Chief Financial Officer (since May 2011) of National Material L.P., a private diversified industrial holding company. Mr. Deck served as Vice President of Finance and Treasury (from November 2007 to May 2011) and as Director, Corporate Financial Planning and Analysis (from August 2005 to November 2007) of Ryerson Inc., a metals distributor and processor. Prior to that, Mr. Deck served as Senior Vice President – Portfolio Management and Underwriting (from January 2004 to August 2005) and as Vice President – Portfolio Management and Underwriting (from April 2001 to January 2004) of GE Capital – Commercial Finance Group. Prior to working at GE Capital, Mr. Deck worked for Bank One (now JP Morgan Chase & Co.) from January 1994 to April 2001 in various roles and Cole Taylor Bank from September 1990 to January 1994. Mr. Deck holds an MBA with a concentration in finance from DePaul University and a Bachelor’s degree in economics from the University of Illinois.

There are no arrangements or understandings between Mr. Deck and any other person pursuant to which Mr. Deck was appointed as an executive officer of the Company. There are no transactions in which Mr. Deck has an interest requiring disclosure under Item 404(a) of Regulation S-K. In addition, there are no family relationships between Mr. Deck and any other executive officer or director of the Company.

As the Vice President and Chief Financial Officer, Mr. Deck will receive an initial base salary of $365,000 per year and is eligible to participate in the Company’s annual cash bonus and equity compensation programs, with Mr. Deck’s initial target annual cash bonus to be 65% of his annual base salary. In consideration of the commencement of Mr. Deck’s employment with the Company, the Company agreed to provide Mr. Deck (i) a signing bonus in cash in an amount not to exceed $250,000, subject to offsets agreed upon by the Company and Mr. Deck, and (ii) a grant of restricted stock units with a fair market value equal to $200,000, vesting in January 2015. Mr. Deck will also receive an additional grant of restricted stock units on the commencement of his employment with a fair market value equal to $450,000, vesting in January 2017, as a part of the Company’s annual equity incentive compensation program for 2014. 75% of this restricted stock grant will be performance-based and subject to the attainment of 2014 financial performance goals approved by the Compensation Committee of the Board, and the remaining 25% of this restricted stock grant will be time-based.

Mr. Deck will participate in the Company’s Executive Severance Plan. Mr. Deck will enter into an Executive Severance Agreement with the Company which provides, among other benefits, for a severance payment equal to two times Mr. Deck’s base salary and annual incentive bonus for a qualifying termination of employment following a change-in-control of the Company. Mr. Deck’s equity awards will provide for full acceleration in the event of Mr. Deck’s death, termination due to disability or a change-in-control of the Company.

On August 22, 2013, Ronald D. Mambu, the Company’s current Vice President and Chief Financial Officer notified the Company that he intended to retire upon the identification of his successor. As a result of the February 3, 2014 effective date of Mr. Deck becoming the Company’s Vice President and Chief Financial Officer, Mr. Mambu has provided notice that his retirement date will be March 31, 2014 in order to provide for an orderly transition.

On January 9, 2014, the Company issued a press release regarding the appointment of Mr. Deck as Vice President and Chief Financial Officer and the effective date of Mr. Mambu’s retirement. The press release is attached hereto as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release issued January 9, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John Bean Technologies Corporation

Date: January 9, 2014	By:	/s/ Thomas W. Giacomini
	Name:	Thomas W. Giacomini
	Title:	President and Chief Executive Officer

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